SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Enphase Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

ENPHASE ENERGY, INC.

1420 N. McDowell Blvd.

Petaluma, CA 94954

(707) 774-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 30, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ENPHASE ENERGY, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, April 30, 2015 at 9:00 a.m. local time at our principal office located at 1420 N. McDowell Blvd., Petaluma, CA 94954 for the following purposes:

1.	To elect the Board of Directors’ three nominees for director, to hold office until the 2018 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 3, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 30, 2015 at our principal office located at 1420 N. McDowell Blvd., Petaluma, CA 94954.

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, are available at https://materials.proxyvote.com/29355a.

By Order of the Board of Directors

/s/ Paul B. Nahi
Paul B. Nahi President and Chief Executive Officer

Petaluma, California

March 17, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2.

ENPHASE ENERGY, INC.

1420 N. McDowell Blvd.

Petaluma, CA 94954

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), Enphase Energy, Inc. (sometimes referred to as the “Company,” “Enphase,” “we” or “us”) has elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 17, 2015 to all stockholders of record entitled to vote at the annual meeting (the “Annual Meeting”).

Will I receive any other proxy materials by mail?

We do not expect to send any proxy materials by mail unless requested.

How do I attend the annual meeting?

The meeting will be held on Thursday, April 30, 2015 at 9:00 a.m. local time at our principal office located at 1420 N. McDowell Blvd., Petaluma, CA 94954. Directions to the Annual Meeting may be found at www.enphase.com/contactus. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 3, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 43,916,728 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 3, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 3, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

3.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three nominees as Class III directors to serve until the 2018 Annual Meeting of stockholders or until their successors have been duly elected and qualified; and

•	Ratification of selection by the Audit Committee of the Board of Directors (the “Audit Committee”) of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board of Directors (the “Board”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each other matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Pacific Time on April 29, 2015 to be counted.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Pacific Time on April 29, 2015 to be counted.

•	To vote by mail, you may do so by first requesting printed copies of the proxy materials by mail and then filling out the proxy card and sending it back in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Enphase. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

4.

We provide internet and telephone proxy voting to allow you to vote your shares on-line or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 3, 2015.

What if I submit a proxy card but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and submit a proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the three nominees named in this proxy statement to serve on the Board; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the Board or, if no recommendation is given, will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter. Brokers do not have discretionary authority to vote shares with respect to Proposal No. 1, the election of directors, but they do have discretionary authority, if not otherwise directed, to vote shares with respect to Proposal No. 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

5.

•	You may send a timely written notice that you are revoking your proxy to Enphase’s Assistant Secretary at 1420 N. McDowell Blvd., Petaluma, CA 94954.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy timely provided to us is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 18, 2015, to Enphase’s Assistant Secretary at 1420 N. McDowell Blvd., Petaluma, CA 94954, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2016, you must do so in writing following the above instructions not earlier than the close of business on January 1, 2016 and not later than the close of business on January 31, 2016. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2016 is held more than 30 days before or after April 30, 2016. The section titled “Nominating and Corporate Governance Committee” in this proxy statement provides additional information on the director nomination process.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Withhold” and broker non-votes with respect to the election of directors, and, with respect to Proposal No. 2, “For” and “Against” votes, abstentions and broker non-votes.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “Against” votes on Proposal No. 2.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholders votes on executive compensation. Proposal No. 1, the election of the three nominees for director, is a “non-routine” matter. Proposal No. 2, the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the independent auditors of Enphase for its fiscal year ending December 31, 2015, is a “routine” matter.

How many votes are needed to approve each proposal?

•	For the election of directors, Proposal No. 1, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Proxies may not be voted for a greater number of persons than the number of nominees named.

6.

•	To be approved, Proposal No. 2 ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 43,916,728 shares outstanding and entitled to vote. Thus, the holders of 21,958,365 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our Investor Relations Department, at 1420 N. McDowell Blvd., Petaluma, CA 94954 USA, telephone 1-877-797-4743.

7.

PROPOSAL 1

ELECTION OF DIRECTORS

CLASSIFIED BOARD

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2015. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2018 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) may propose. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following table sets forth the names, ages and positions of our directors as of March 3, 2015, the record date:

Name	Age	Position(s)

Paul B. Nahi	51	President, Chief Executive Officer, and Director
Neal Dempsey(1)	73	Director
Steven J. Gomo(2)	62	Director
Benjamin Kortlang(4)(5)	39	Director
Jameson J. McJunkin(4)	40	Director
Richard Mora(6)	50	Director
Robert Schwartz(6)	53	Director
John H. Weber(3)(5)	59	Director

(1)	Chair of the Nominating and Corporate Governance Committee.
(2)	Chair of the Audit Committee.
(3)	Chair of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Member of the Audit Committee.
(6)	Member of the Compensation Committee.

It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting of Stockholders. All members of the Board attended our 2014 Annual Meeting.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

8.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Class III Directors

Steven J. Gomo has served as a member of our Board since March 2011. From August 2002 until October 2004, Mr. Gomo served as Senior Vice President of Finance and Chief Financial Officer, and from October 2004 until December 2011, as Executive Vice President of Finance and Chief Financial Officer, of NetApp, Inc., a computer storage and data management company. From November 2000 to April 2002, Mr. Gomo served as Chief Financial Officer of Gemplus International S.A., a smart card provider, and from February 1998 until August 2000, Mr. Gomo served as Chief Financial Officer of Silicon Graphics, Inc., a high-performance computer and computer graphics company. Prior to February 1998, Mr. Gomo held various finance, financial management, manufacturing, and general management positions at Hewlett-Packard Company. Mr. Gomo holds a bachelor of science degree in business administration from Oregon State University and a master of business administration degree from Santa Clara University. Mr. Gomo currently serves on the board of SanDisk Corporation and NetSuite Inc. Mr. Gomo brings to our Board valuable financial and business expertise through his years of experience as a chief financial officer with publicly traded companies. Mr. Gomo provides an important role in leading the Board’s activities on financial and auditing matters, as well as collaborating with our independent registered public accounting firm and management team in these areas.

Paul B. Nahi has served as our President and Chief Executive Officer and as a member of our Board since January 2007. From 2003 to December 2006, Mr. Nahi served as President and Chief Executive Officer of Crimson Microsystems, Inc., a fabless semiconductor company, where he was responsible for all aspects of the company’s operations. From 1999 to 2003, Mr. Nahi served as Chief Executive Officer and co-founder of Accelerant Networks, Inc., a semiconductor company, acquired by Synopsys Inc. in February 2004. From 1998 to 1999, Mr. Nahi served as the General Manager of the Communications and Media Divisions for NEC Electronics Corp., a global electronics company. From 1994 to 1998, Mr. Nahi served as the Senior Director for Diamond Multimedia Systems, Inc., a computer peripheral device company. Mr. Nahi holds a bachelor of science degree in computer science and a master of business administration degree from the University of Southern California, and serves as a member of the Board of Advisors for the University of Southern California Viterbi School of Engineering. Mr. Nahi brings to our Board demonstrated leadership and management ability at senior levels. In addition, his years of experience in the semiconductor and electronics industries provide a valuable perspective for our Board. He also brings continuity to our Board and historical knowledge of our company through his tenure as President and Chief Executive Officer.

John H. Weber has served as a member of our Board since June 2013. From October 2013 to October 2014, Mr. Weber was the Chief Executive Officer of VIA Motors, Inc., an electric vehicle development and manufacturing company. From January 2006 to February 2013, Mr. Weber served as the Chief Executive Officer and President of Remy International, an automotive manufacturing company. Prior to January 2006, Mr. Weber served as President, Chief Executive Officer and Director of Eagle Picher, Inc., a manufacturing and resource extractive company. Mr. Weber has also served as a member of the board of directors of Remy International since 2006 and as its Chairman of the board since February 2015. Mr. Weber has also held senior management positions with General Electric, AlliedSignal, Honeywell, Baxter International, and Vickers. Mr. Weber holds a bachelor of science degree in mechanical engineering from the University of Toronto and a master of business administration degree from Harvard University. Mr. Weber provides our Board with many years of experience as Chief Executive of complex industrial companies, many with energy technology initiatives; intimate knowledge and experience with all aspects of business, operations, opportunity development and challenges in companies; and a good understanding of culture and personnel strategies.

9.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Jameson J. McJunkin has served as a member of our Board since April 2009. Since April 2005, Mr. McJunkin has been a Managing Member of Madrone Capital Partners, a venture capital firm. From August 2000 to March 2005, Mr. McJunkin was a technology growth capital investor at TA Associates, Inc., a private equity firm. Prior to August 2000, Mr. McJunkin worked as a Product Manager at Cisco Systems, Inc. and as a strategy consultant at the Boston Consulting Group. Mr. McJunkin is a director of the Smithsonian National Air and Space Museum and several privately-held companies. He also serves on the Advisory Board for Rockport Capital Partners and The Global Environment Fund. Mr. McJunkin earned a bachelor of arts degree with high honors from the Woodrow Wilson School of Public and International Affairs at Princeton University and a master of business administration degree from the Stanford University Graduate School of Business. Mr. McJunkin has valuable experience as an investor in building emerging growth companies. Mr. McJunkin’s investing and business background, as well as his knowledge of the solar industry, provide a valuable perspective for our Board.

Richard Mora has served as a member of our Board since February 2014. Since January 2014, Mr. Mora has served as the Chief Operating Officer of Landis+Gyr, an energy management company. From August 2011 to January 2014, Mr. Mora served as the President and Chief Executive Officer of Landis+Gyr Americas where he had responsibilities for operations in both North and South America. From August 2008 to August 2011 Mr. Mora served as the President and Chief Executive Officer of Landis+Gyr North America. Mr. Mora holds a bachelor of arts degree in economics from Stanford University. Mr. Mora brings to our Board his expertise in process and productivity improvements at the corporate, regional and country level. In addition, his years of experience with respect to emerging companies, risk management, team building and international operations provide a valuable perspective for our Board.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Neal Dempsey has served as a member of our Board since April 2010. Mr. Dempsey joined Bay Partners, a venture capital firm, as a General Partner in 1989 and has been a Managing Member since 2000. From December 1996 to April 2007, Mr. Dempsey served as a member of the board of directors of Brocade Communications Systems, Inc., a public network solutions company. Mr. Dempsey is presently a director of several privately-held companies and also serves as a director of FamiliesFirst, Inc., a Children and Family Services Agency. Mr. Dempsey holds a bachelor of arts degree from the University of Washington. As a venture capitalist, Mr. Dempsey has been involved with numerous technology companies in the communications, consumer services, energy services, enterprise software, software as a service, and wireless industries. Mr. Dempsey’s years of venture capital investing, his previous experience as a public company director and his insights in building successful businesses provide a valuable perspective to our Board.

Benjamin Kortlang has served as a member of our Board since May 2010. Since February 2008, Mr. Kortlang has been a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked with Goldman, Sachs & Co., most recently co-heading Goldman’s Alternative Energy Investing business. From June 2005 to February 2008, Mr. Kortlang was a Vice President within Goldman’s Special Situations Group, before which he was a Vice President in Goldman’s investment banking group focusing on Industrials and Natural Resources. From January 1996 to August 1998, Mr. Kortlang was an Associate with A.T. Kearney, Inc. where he focused on strategic and operations consulting in the energy, manufacturing, packaging, transportation and communications industries. From February 1993 to July 1994, Mr. Kortlang was a Business Analyst at National Australia Bank in strategic planning and macroeconomic forecasting. Mr. Kortlang holds a bachelor of business degree in economics and finance from Royal Melbourne Institute of Technology, a bachelor of commerce and an honors degree in econometrics from University of Melbourne and a master of business administration degree from the University of Michigan. As a venture capitalist, Mr. Kortlang’s focus on growth-stage investing in alternative energy technologies provides a valuable industry perspective to our Board. Mr. Kortlang’s investing and business experience also provide our Board with a valuable perspective on building alternative energy businesses.

10.

Robert Schwartz has served as a member of our Board since February 2007. Since June 2000, Mr. Schwartz has been Managing Partner of Third Point Ventures, the Menlo Park, California-based venture capital arm of Third Point LLC, which is a registered investment adviser based in New York and the investment manager of the Third Point Funds. From 1984 until September 2013, Mr. Schwartz was the Chief Executive Officer of RF Associates North, Inc., a privately-held technical manufacturer’s representative firm. Mr. Schwartz is presently a director of several privately-held companies. Mr. Schwartz holds a bachelor of science degree in engineering from the University of California, Berkeley. Mr. Schwartz’s background as an executive of a technical manufacturer’s representative firm provides our Board and management with important insights on supply chains and sales channels. In addition, his experience as a venture capital investor and his long-standing experience on our Board enables him to provide key insight, historical knowledge and guidance to our management team and Board.

11.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that all of our directors, other than Mr. Nahi, qualifies as an “independent” director within the meaning of the NASDAQ rules. Accordingly, a majority of our directors are independent, as required under applicable NASDAQ rules.

In making this determination, our Board considered certain relationships and transactions that occurred in the ordinary course of business between the Company and entities which some of our directors are or have been affiliated. The Board considered the following relationships and transactions that occurred during any 12-month period within the last three fiscal years and determined that they were not material transactions that would impair the particular director’s independence or interfere with their exercise of independent judgment in carrying out their responsibilities as directors:

•	Mr. McJunkin’s affiliation with Madrone Capital Partners, one of our stockholders.

•	Mr. Kortlang’s affiliation with Kleiner Perkins Caufield & Byers (“KPCB”), one of our stockholders.

•	Former Board member Stoddard M. Wilson’s affiliation with RockPort Partners, one of our stockholders.

•	Mr. Schwartz’s affiliation with Third Point Ventures, one of our stockholders.

Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.

BOARD LEADERSHIP STRUCTURE

Our Board has a Lead Independent Director, Mr. Gomo, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors. Accordingly, the Lead Independent Director has substantial ability to shape the work of the Board. The Company believes that having a Lead Independent Director reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having a Lead Independent Director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having a Lead Independent Director can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance

12.

with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee of the Board (the “Compensation Committee”) assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the Board meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 6 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee, among other things:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the scope of engagement and compensation of the independent auditors;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; and

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

Our Audit Committee also has certain responsibilities, including without limitation, the following:

•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	reviewing and approving or rejecting transactions between the Company and any related persons; and

•	reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls.

The Audit Committee is composed of three directors: Messrs. Gomo, Kortlang, and Weber. The Audit Committee met 5 times during the 2014 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.enphase.com/governance.cfm.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). In making this determination, our Board considered Mr. Kortlang’s affiliation with KPCB, one of our stockholders, the percentage of the Company’s outstanding shares of common stock beneficially owned by KPCB and its affiliates, the related party transactions to which Mr. Kortlang and/or KPCB have been a party, and determined that such affiliation, beneficial ownership, and transactions do not materially affect Mr. Kortlang’s independent judgment.

13.

The Board has also determined that Mr. Gomo qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Gomo’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Mr. Steven J. Gomo

Mr. Benjamin Kortlang

Mr. John H. Weber

Compensation Committee

Since February 13, 2014, the Compensation Committee has been composed of three directors: Messrs. Mora, Schwartz, and Weber. From June 7, 2013 to February 13, 2014, the Compensation Committee was composed of three directors: Messrs. Schwartz, Weber and Wilson. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met 3 times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.enphase.com/governance.cfm.

The Compensation Committee acts on behalf of the Board to review and adopt, or recommend to the Board for adoption, and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	approving or recommending for approval to our Board the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers;

•	evaluating and recommending to the Board for approval the compensation plans and programs, as well as evaluating and recommending to the Board for approval the modification or termination of existing plans and programs;

•	reviewing and approving the type and amount of compensation to be paid or awarded to Board members;

•	administering our equity incentive plans;

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

14.

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of our Compensation Committee charter on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least three times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In 2014 the Compensation Committee did not engage a compensation consulting firm.

In 2015 the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, as compensation consultants to:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

In 2015, the Compensation Committee reviewed the independence of Compensia pursuant to the criteria set forth in Rule 10C-1 under the Exchange Act and the applicable NASDAQ listing standards and found no conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Dempsey, Kortlang and McJunkin. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met once during the 2014 fiscal year, and also worked informally to identify, evaluate and recruit Mr. Mora as a new director. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.enphase.com/governance.cfm.

15.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To date, the Nominating and Corporate Governance Committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Assistant Secretary at the following address: 1420 N. McDowell Blvd., Petaluma, CA 94954, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have not adopted a formal process for stockholder communications with the Board. However, every reasonable effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Our stockholders may direct communications to a particular director or to the directors generally, in care of Enphase Energy, Inc. 1420 N. McDowell Blvd., Petaluma, CA 94954 USA.

In addition, any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of Enphase Energy, Inc. 1420 N. McDowell Blvd., Petaluma, CA 94954 USA. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.

16.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the Board and the responsibilities of various committees of the Board. These Guidelines are available, along with other important corporate governance materials, on our website at http://investor.enphase.com/governance.cfm. The Guidelines assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, the role of the Board, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation and succession planning and board assessment.

CODE OF CONDUCT

The Company has adopted the Enphase Energy Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at http://investor.enphase.com/governance.cfm. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company intends to promptly disclose the nature of the amendment or waiver on its website.

17.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche LLP has audited the Company’s financial statements since 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Our Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against Deloitte & Touche LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, by Deloitte & Touche LLP, our independent registered public accounting firm:

	Fiscal Year Ended
	2014	2013
	(in thousands)
Audit Fees	$1,147	$791
Audit-related Fees	—	—
Tax Fees	$62	$42
All Other Fees	—	—
Total Fees	$1,209	$833

Audit Fees: Consists of fees for professional services rendered, including audited financial statements presented in our annual report on Form 10-K, review of interim financial statements presented in our quarterly reports on Form 10-Q, and services rendered in connection with our Form S-3 related to our secondary public offering of common stock by selling stockholders in 2014, our registration statement on Form S-8 related to our equity incentive plans and other matters related to the SEC.

Tax Fees: Consists of professional services rendered for tax compliance, tax advice and tax planning.

All fees described above were pre-approved by the Audit Committee.

18.

PRE-APPROVAL POLICIES AND PROCEDURES.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis.

In connection with the audit of our 2015 financial statements, we entered into an engagement agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit and interim services for us.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

19.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 5, 2015 by: (i) each director and nominee for director; (ii) each named executive officer as set forth in the Summary Compensation Table of this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders

Funds affiliated with Third Point LLC(2)	6,328,340	14.41%
Madrone Partners, L.P.(3)	4,338,287	9.90
KPCB Holdings, Inc., as nominee(4)	3,994,865	9.12
Gilder, Gagnon, Howe & Co. LLC (5)	3,179,804	7.26
RockPort Capital Partners II, L.P.(6)	2,356,072	5.38

Named Executive Officers and Directors
Paul B. Nahi(7)	1,927,030	4.25
Kris Sennesael(8)	194,742	*
Jeff Loebbaka(9)	249,751	*
Neal Dempsey(10)	1,579,507	3.60
Steven J. Gomo(11)	101,960	*
Benjamin Kortlang(12)	3,870,421	8.82
Jameson J. McJunkin(13)	4,434,298	10.10
Richard Mora(14)	27,014	*
Robert Schwartz(15)	43,463	*
John H. Weber(16)	25,426	*
All executive officers and directors as a group (10 persons)(17)	12,453,612	27.05

*	Less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 43,826,003 shares of our common stock outstanding at February 5, 2015. In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units (“RSUs”) within 60 days of February 5, 2015. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Consists of: (a)(i) 3,498,451 shares and (ii) warrants exercisable for 53,515 shares within 60 days of February 6, 2015, held by Third Point Offshore Master Fund L.P.; (b)(i) 429,368 shares and (ii) warrants exercisable for 6,933 shares within 60 days of February 6, 2015, held by Third Point Partners L.P.; (c)(i) 790,422 shares and (ii) warrants exercisable for 11,475 shares within 60 days of February 6, 2015, held by Third Point Partners Qualified L.P.; (d)(i) 730,421 shares and (ii) warrants exercisable for 7,430 shares within 60 days of February 6, 2015, held by Third Point Ultra Master Fund L.P, (e) 603,025 shares held by Third Point Reinsurance Co. Ltd, and (f) 197,300 shares held by Lyxor/Third Point Fund Limited. Robert Schwartz, a member of our Board, is a Managing Partner of Third Point Ventures, but does not have any voting or dispositive power with respect to the shares held by Third Point Ventures and its affiliated entities. Mr. Schwartz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Third Point LLC, and Daniel S. Loeb in his capacity as the Chief Executive Officer of Third Point LLC, have voting and dispositive power over shares held by Third Point Offshore Master Fund L.P., Third Point Partners L.P., Third Point Partners Qualified L.P. and Third Point Ultra Master Fund L.P. Mr. Loeb disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Third Point Partners is 390 Park Avenue, 18th Floor, New York, NY 10022.

20.

(3)	Greg Penner, Thomas Patterson and Jameson McJunkin, a member of our Board, share voting and dispositive power over shares held by Madrone Capital Partners; however, Messrs. Penner, Patterson and McJunkin disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Excludes shares of common stock directly held by Jameson McJunkin. The address of Madrone Partners is 3000 Sand Hill Road, Building 1, Suite 150, Menlo Park, CA 94025.

(4)	Consists of: (a) 3,810,796 shares of common stock held by KPCB Green Growth Fund, LLC; and (b) 184,069 shares of common stock in the aggregate beneficially owned by individuals and entities affiliated with KPCB Green Growth Fund, LLC. Excludes shares of common stock directly held by Benjamin Kortlang, a member of our Board. The managing member for KPCB Green Growth Fund, LLC is KPCB GGF Associates, LLC. Benjamin Kortlang, Brook H. Byers, L. John Doerr, Raymond J. Lane and Theodore E. Schlein, the Managing Directors of KPCB GGF Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB Green Growth Fund, LLC. The shares held by KPCB Green Growth Fund, LLC and affiliated individuals and entities are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of the individual managers and other individuals and entities that each exercise their own voting and dispositive control over the shares for their own accounts. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address of KPCB Green Growth Fund, LLC is 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)	Consists of: (a) 2,803,916 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, (b) 109,292 shares held in the account of the profit sharing plan of Gilder, Gagnon, Howe & Co. LLC, and (c) 266,596 shares held in accounts owned by the partners of Gilder, Gagnon, Howe & Co. LLC and their families. The address of Gilder, Gagnon, Howe & Co. LLC is 3 Columbus Circle, 26th Floor, New York, NY 10019.

(6)	Voting and dispositive powers are shared by the Managing Members of the General Partner of RockPort Capital Partners II, L.P. Its Managing Members are William James, David Prend, Alexander Ellis, III, Charles McDermott, Janet James and Stoddard Wilson. Messrs. James, Prend, Ellis, McDermott and Wilson, and Ms. James, disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of Rockport Capital Partners is 160 Federal Street, 18th Floor, Boston, MA 02110.

(7)	Includes: (a) 27,533 shares of common stock held by Paul B. Nahi and Sheila B. Nahi, as Trustees of the Kayla Nahi Trust u/a/d December 21, 2009; (b) 27,533 shares of common stock held by Paul B. Nahi and Sheila B. Nahi, as Trustees of the Skylar Lisle Nahi Trust u/a/d December 21, 2009; and (c) 1,503,598 shares issuable pursuant to stock options exercisable within 60 days of February 5, 2015; and (d) 21,875 shares of common stock issuable upon the vesting of RSUs within 60 days of February 5, 2015.

(8)	Includes 108,022 shares issuable pursuant to stock options exercisable within 60 days of February 5, 2015, and 20,312 shares of common stock issuable upon the vesting of RSUs within 60 days of February 5, 2015.

(9)	Includes 218,564 shares issuable pursuant to stock options exercisable within 60 days of February 5, 2015 and 11,875 shares of common stock issuable upon the vesting of RSUs within 60 days of February 5, 2015.

(10)	Consists of (a) 7,777 shares held by Bay Partners XI Parallel Fund, L.P.; (b) 1,514,719 shares held by Bay Partners XI, L.P. Stuart G. Phillips and Neal Dempsey, a member of our board of directors, are Managers of Bay Management Company XI, LLC and share voting and dispositive power over shares held by Bay Partners XI Parallel Fund, L.P. and Bay Partners XI, L.P. Messrs. Phillips and Dempsey disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein; and (c) stock options to purchase 57,011 shares of our common stock exercisable within 60 days of February 5, 2015.

(11)	Consists solely of stock options exercisable for 101,960 shares within 60 days of February 5, 2015.

(12)	Includes: (a) the shares described in Note (4)(a) above; and (b) stock options exercisable for 57,011 shares within 60 days of February 5, 2015. Mr. Kortlang disclaims beneficial ownership of the shares described in Note (4)(a) above, except to the extent of his pecuniary interest therein.

(13)	Includes: (a) the shares held by Madrone Partners, L.P., described in Note (3) above; and (b) stock options exercisable for 57,011 shares within 60 days of February 5, 2015. Mr. McJunkin disclaims beneficial ownership of the shares described in Note (3) above, except to the extent of his pecuniary interest therein.

21.

(14)	Consists solely of stock options exercisable for 27,014 shares within 60 days of February 5, 2015.

(15)	Includes warrants exercisable for 284 shares within 60 days of February 5, 2015. Excludes the shares described in Note (2) above, which Mr. Schwartz disclaims beneficial ownership of, except to the extent of his pecuniary interest therein.

(16)	Consists solely of stock options exercisable for 25,426 shares within 60 days of February 5, 2015.

(17)	Includes: (a) 10,243,649 shares beneficially owned by the current directors and executive officers; (b) 2,155,617 shares issuable pursuant to stock options exercisable within 60 days of February 5, 2015; (c) 54,062 shares of common stock issuable upon the vesting of RSUs within 60 days of February 5, 2015; and (d) 284 shares issuable pursuant to warrants.

22.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that due to an administrative error, Form 4s were inadvertently filed late for the annual stock option grants automatically issued in May 2014 to the Company’s non-employee directors on the date of the 2014 annual stockholder meeting.

23.

MANAGEMENT

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning our executive officers as of March 3, 2015:

Name	Age	Position

Paul B. Nahi	51	President, Chief Executive Officer
Kris Sennesael	46	Vice President and Chief Financial Officer
Jeff Loebbaka	53	Senior Vice President of Worldwide Sales and Field Operations

Paul B. Nahi. Mr. Nahi’s biography is included above under the section titled “Proposal 1—Election of Directors—Nominees For Election For a Three-Year Term Expiring At the 2018 Annual Meeting.”

Kris Sennesael has served as our Vice President and Chief Financial Officer since September 2012. From January 2009 until August 2012, Mr. Sennesael served as Chief Financial Officer of Standard Microsystems Corporation (SMSC), a global fabless semiconductor company. From March 2008 to January 2009, Mr. Sennesael served as Vice President of Operations and Finance at ON Semiconductor Corporation, a supplier of high performance, silicon solutions for energy efficient electronics. From 2002 until March 2008, Mr. Sennesael served in various roles, most recently as Vice President of Operations and Finance, at AMI Semiconductor, Inc., a worldwide leader in design and manufacturing of semi-custom and custom integrated circuits worldwide. Mr. Sennesael earned a bachelor and master degree in Economics from The University of Ghent, Ghent, Belgium and a master degree in financial management from The Vlerick Management School, Ghent, Belgium.

Jeff Loebbaka has served as our Senior Vice President of Worldwide Sales, Marketing and Support since January 2014. From May 2012 to December 2013, Mr. Loebbaka served as our Senior Vice President of Worldwide Sales and Field Operations. From May 2010 until May 2012, Mr. Loebbaka served as our Vice President of Worldwide Sales. From July 2007 to June 2009, Mr. Loebbaka was Senior Vice President of Europe, Middle East and Africa, from July 2005 until June 2007, was Senior Vice President of Global Channel Sales and Marketing, and from October 2003 to June 2005, was Vice President Global Marketing at Seagate Technology LLC, a storage solutions provider. In these positions, he was responsible for sales functions within the geographic or business areas covered by his titles. From September 2000 to September 2003, Mr. Loebbaka served as Vice President and General Manager, and from June 1999 until August 2000, served as Vice President of Worldwide Channels and Corporate Marketing at Adaptec Inc., a RAID controller maker and data center company. From May 1996 to November 1998, Mr. Loebbaka was Vice President of Global Marketing at the Life Fitness Division of Brunswick Corporation, and from January 1995 until May 1996, was the Senior Director of Product Marketing at Zenith Data Systems, a division of Group Bull. Mr. Loebbaka held numerous marketing leadership roles at Apple Inc. from July 1987 until January 1995. Mr. Loebbaka holds a bachelor of science degree in mechanical engineering from the University of Illinois and a master of business administration degree from the Kellogg Graduate School of Management at Northwestern University.

24.

EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, or the JOBS Act. As an “emerging growth company,” we rely on the reduced disclosure obligations regarding executive compensation in this proxy statement, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

SUMMARY COMPENSATION TABLE

The following table provides information for the years presented regarding the compensation of our principal executive officer and each of our two other most highly compensated persons serving as executive officers as of December 31, 2014. We refer to these persons as our “Named Executive Officers.”

2014 and 2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)

Paul B. Nahi
President and Chief	2014	448,750	—	1,266,000	—	897,500	—	2,612,250
Executive Officer	2013	430,000	—	375,000	431,800	417,960	1,040	1,655,800

Kris Sennesael
Chief Financial Officer	2014	322,583	—	717,400	—	483,875	—	1,523,858
	2013	311,250	—	30,500	35,167	166,394	3,805	547,116

Jeff Loebbaka
Vice President of	2014	315,000	—	717,400	—	572,208	—	1,604,608
Worldwide Sales	2013	282,500	—	122,000	140,668	267,386	640	813,194

(1)	The dollar amounts in this column represent the grant date fair value of stock options and stock awards granted for the years indicated calculated in accordance with applicable accounting standards relating to stock-based compensation excluding the effect of estimated forfeitures. For awards of RSUs, that amount is calculated by multiplying the closing price of our common stock on the date of grant by the number of units awarded. For option awards, that amount is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For a discussion of the valuation methodology used, see Note 12—Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 4, 2015. These amounts do not necessarily correspond to the actual value that may be realized from the option awards by the Named Executive Officers.

(2)	For Messrs. Nahi and Sennesael, represents the cash bonuses earned pursuant to our bonus program for each of 2014 and 2013. For Mr. Loebbaka in 2014, represents amounts earned pursuant to our 2014 Sales Commission Plan and our 2014 Bonus Program of $477,708 and $94,500, respectively. For Mr. Loebbaka in 2013, represents amounts earned pursuant to our 2013 Sales Commission Plan and our 2013 Bonus Program of $233,062 and $34,324, respectively. For more information regarding our Bonus Program for each of 2014 and 2013 or our Sales Commission Plan for each of 2014 and 2013 , see “Executive Compensation—2014 Bonus Program” and “Executive Compensation —2013 Bonus Program” below.

In 2014, our Named Executive Officers were awarded RSUs under our 2011 Equity Incentive Plan (the “2011 Plan”). Mr. Nahi was awarded 150,000 RSUs, Messrs. Sennesael and Loebbaka were each awarded 85,000 RSUs. These RSUs vest over a four-year period, with 12.5% of the RSUs vesting on August 15, 2014; thereafter, 12.5% of the RSUs shall vest on each semi-annual anniversary of the August 15, 2014. These grants are included in the amounts set forth in the Summary Compensation Table.

25.

In 2013, our Named Executive Officers were awarded stock options under our 2011 Plan at an exercise price per share equal to the closing sales price of our common stock on the NASDAQ Global Market on the date of the grant. In 2013, Mr. Nahi was granted an option to purchase 100,000 shares of our common stock which vest in 48 equal successive installments over a four-year period commencing April 10, 2013. Also in 2013, Mr. Nahi was awarded 50,000 RSUs under our 2011 Plan. These RSUs vest over a four-year period commencing on May 2, 2013, with 6.25% of the RSU vesting on August 15, 2011; thereafter, 6.25% of the RSUs shall vest on each quarterly anniversary of May 2, 2013. In 2013, Mr. Sennesael was granted an option to purchase 10,000 shares of our common stock, which vest over a four-year period commencing April 10, 2013, with 12.5% of the shares vesting on October 10, 2013; thereafter, the balance of the shares subject to the option vests in a series of 42 equal successive monthly installments. Also in 2013, Mr. Sennesael was awarded 5,000 RSUs under our 2011 Plan. These RSUs vest over a four-year period, with 12.5% of the RSUs vesting on November 15, 2013; thereafter, 6.25% of the RSUs shall vest on each quarterly anniversary of November 15, 2013. In 2013, Mr. Loebbaka was granted an option to purchase 40,000 shares of our common stock which vest in 48 equal successive installments over a four-year period commencing April 10, 2013. Also in 2013, Mr. Loebbaka was awarded 20,000 RSUs under our 2011 Plan. These RSUs vest over a four-year period with 6.25% of the RSU’s vesting on August 15, 2013; thereafter, 6.25% of the RSU’s shall vest on each quarterly anniversary of August 15, 2013. These grants are included in the amounts set forth in the Summary Compensation Table.

2014 Bonus Program

All Company non-sales-commissioned employees, including all of the Named Executive Officers, were eligible for performance bonuses under the 2014 Bonus Program (the “2014 Bonus Program”). The bonus payout for each eligible employee was determined based on the employee’s eligible salary multiplied by his or her bonus percentage multiplied by a corporate achievement factor ranging from 0% to 200%, and multiplied by the individual performance factor ranging from 0% to 100% (with exceptions above 100%) which was determined by the evaluation of each individual employee’s performance.

Corporate goals are further weighted 50% on revenue and 50% on non-GAAP operating income. The corporate achievement factors for revenue and non-GAAP operating income are independently determined based upon pre-established threshold, target and maximum goals. The threshold payout for each Named Executive Officer’s bonus was 50% of the Named Executive Officer’s 2014 target bonus opportunity. For performance between threshold and target, or target and maximum, bonus payouts were interpolated on a straight-line basis. The Compensation Committee established Mr. Nahi’s 2014 target bonus opportunity under the 2014 Bonus Program at 100% of his 2014 base salary, and Mr. Sennesael’s 2014 target bonus opportunity under the 2014 Bonus Program at 75% of his 2014 base salary. In March 2015, Mr. Nahi and Mr. Sennesael were awarded bonuses by the Compensation Committee of $897,500 and $483,875, respectively, under the 2014 Bonus Program.

Other than Mr. Loebbaka, our sales commissioned employees did not participate in the 2014 Bonus Program, but instead participated in a sales objective bonus plan (the “2014 Sales Commission Plan”), based upon achievement of quarterly revenue-based sales performance targets and specified non-revenue-based objectives. The Compensation Committee established Mr. Loebbaka’s 2014 target bonus opportunity under the 2014 Sales Commission Plan at 65% of his 2014 base salary. We exceeded certain of our sales objectives under the 2014 Sales Commission Plan, resulting in a bonus award to Mr. Loebbaka that exceeded his 2014 target bonus opportunity. Mr. Loebbaka was awarded a bonus of $477,708 under the 2014 Sales Commission Plan and $94,500 under the 2014 Bonus Program.

2013 Bonus Program

All of our non-sales commissioned employees, including all of the Named Executive Officers, were eligible for performance bonuses under the 2013 bonus program (the “2013 Bonus Program”). The bonus payout for each eligible employee was determined based on the employee’s eligible salary multiplied by his or her target bonus percentage multiplied by a corporate achievement factor ranging from 0% to 200%, and multiplied by the individual performance factor ranging from 0% to 100% (with exceptions above 100%) which was determined by the evaluation of each individual employee’s performance.

26.

Corporate goals were further weighted 50% on top-line revenue and 50% on non-GAAP gross margin. The corporate achievement factors for revenue and margin were independently determined based upon pre-established target and maximum goals; however, unless otherwise determined by the Board or Compensation Committee, no payout with respect to the corporate goal portion of a bonus was to be made unless the threshold goal was met for non-GAAP operating income for the second half of 2013. The threshold payout for each Named Executive Officer’s bonus was 50% of the Named Executive Officer’s 2013 target bonus opportunity. For performance between threshold and target, or target and maximum, bonus payouts were interpolated on a straight-line basis. The Compensation Committee established Mr. Nahi’s 2013 target bonus opportunity under the 2013 Bonus Program at 100% of his 2013 base salary, and Mr. Sennesael’s 2013 target bonus opportunity under the 2013 Bonus Program at 60% of his 2013 base salary. In February 2014, the Compensation Committee determined that bonuses should be paid in light of the Company’s overall performance in 2013, notwithstanding the non-achievement of the specific threshold goal. In March 2014, Mr. Nahi and Mr. Sennesael were awarded bonuses by the Compensation Committee of $417,960 and $166,394, respectively, under the 2013 Bonus Program.

Other than Mr. Loebbaka, our sales commissioned employees did not participate in the 2013 Bonus Program, but instead participated in a sales objective bonus plan (the “2013 Sales Commission Plan”), based upon achievement of quarterly revenue-based sales performance targets and specified non-revenue-based objectives. The Compensation Committee established Mr. Loebbaka’s 2013 target bonus opportunity under the 2013 Sales Commission Plan at 60% of his 2013 base salary. We exceeded certain of our sales objectives under the 2013 Sales Commission Plan, resulting in a bonus award to Mr. Loebbaka that exceeded his 2013 target bonus opportunity. Mr. Loebbaka was awarded a bonus of $233,062 under the 2013 Sales Commission Plan and $34,324 under the 2013 Bonus Program.

401(k) Plan

We offer a 401(k) plan to all employees who meet specified eligibility requirements. Eligible employees may contribute up to the lesser of 100% of their eligible compensation or the maximum amount as permitted each calendar year under the Code.

Pension Benefits

We do not maintain any pension or defined benefit retirement plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

27.

Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,977,089(1)	$4.75(2)	743,159(3)
Equity compensation plans not approved by security holders	—	—	—
Total	9,977,089	$4.75	743,159

(1)         Includes shares of common stock to be issued upon exercise of options granted under our 2011 Plan, our 2006 Equity Incentive Plan (the “2006 Plan”) and 1,344,829 shares of our common stock issuable pursuant to RSUs under our 2011 Plan.

(2)         Because RSUs do not have an exercise price, the 1,344,929 shares of common stock issuable pursuant to RSUs under our 2011 Plan are not included in the calculation of weighted average exercise price.

(3)         Includes 534,674 shares of common stock available for future purchase under our 2011 Employee Stock Purchase Plan and 208,485 shares of common stock available for issuance under our 2011 Plan.

28.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014.

The following table presents the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014. Stock options were granted pursuant to our 2006 Plan prior to our initial public offering of common stock (“IPO”) in 2012 and pursuant to our 2011 Plan thereafter.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option awards			Stock awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)

Paul B. Nahi	45,747(3)	—	2.3608	6/25/2018
	830,558(4)	—	0.2724	7/15/2019
	494,373(5)	—	1.6344	7/14/2020
	117,541(6)	64,459(6)	8.4300	5/10/2022
	42,613(7)	57,387(7)	7.5000	5/1/2020
					31,250(8) 131,250(9)	446,563 1,874,563

Kris Sennesael	84,375(10)	65,625(10)	4.7500	9/25/2019
	4,285(11)	5,715(11)	6.1000	4/9/2020
					65,625(12)	937,781
					3,125(13) 74,375(9)	44,656 1,062,819

Jeff Loebbaka	165,760(14)	—	1.6344	6/2/2020
	35,520(6)	19,480(6)	8.4300	5/10/2022
	16,666(7)	23,334(7)	6.1000	4/9/2023
					12,500(8) 74,375(9)	178,625 1,062,819

(1)	Vesting of each stock option and stock award is contingent upon the Named Executive Officer’s continued service, except as may be accelerated on certain events described below under “Employment Contracts and Termination of Employment and Change of Control Arrangements.”

(2)	The dollar amounts in this column represent the market value of the shares underlying the RSUs as of December 31, 2014, based on the closing price of our common stock, as reported on the NASDAQ Global Market, of $14.29.

(3)	The shares subject to the stock option were early exercisable and vested over a four-year period, with 1/4th of the shares vested on January 1, 2008, and the remainder vesting in 36 equal monthly installments on the first day of each succeeding calendar month thereafter. The option was fully vested as of January 1, 2011.

(4)	The shares subject to the stock option vest over a four-year period commencing April 24, 2009, with 1/48th of the shares vesting on a monthly basis.

29.

(5)	The shares subject to the stock option vest over a four-year period commencing May 21, 2010, with 1/48th of the shares vesting on a monthly basis.

(6)	The shares subject to the stock option vest over a four-year period commencing May 11, 2012, with 1/48th of the shares vesting on a monthly basis.

(7)	The shares subject to the stock option vest over a four-year period commencing April 10, 2013, with 1/48th of the shares vesting on a monthly basis.

(8)	The shares subject to the RSU vest over a four-year period commencing on May 2, 2013, with 6.25% of the RSU (rounded down to the nearest whole share) vesting on August 15, 2013; thereafter, 6.25% of the RSUs (rounded down to the nearest whole share, except for the last vesting installment) shall vest on each quarterly anniversary of August 15, 2013.

(9)	The shares subject to the RSU vest over a four-year period commencing on March 6, 2014, with 12.5% of the RSU (rounded down to the nearest whole share) vesting on August 15, 2014; thereafter, 12.5% of the RSUs (rounded down to the nearest whole share, expect for the last vesting installment) shall vest on each semi-annual anniversary of August 15, 2014.

(10)	The shares subject to the stock option vest over a four-year period, with 25% of the shares vesting on September 24, 2013, and 2.083% of the shares (rounded down to the nearest whole share) vesting in equal monthly installments on each monthly anniversary of September 24, 2012.

(11)	The shares subject to the stock option vest over a four-year period commencing April 10, 2013, with 12.5% of the shares vesting on October 10, 2013; thereafter, the balance of the shares subject to the option vests in a series of 42 equal successive monthly installments.

(12)	The shares subject to these RSUs vest over a four-year period, with 25% of the shares vesting on September 24, 2013, and 6.25% of the shares (rounded down to the nearest whole share) vesting in equal quarterly installments on each quarterly anniversary of September 24, 2012.

(13)	The shares subject to the RSU award vest over a four-year period, with 12.5% of the RSU’s (rounded down to the nearest whole share) vesting on November 15, 2013; thereafter, 6.25% of the RSU’s (rounded down to the nearest whole share, except for the last vesting installment) shall vest on each quarterly anniversary of November 15, 2013.

(14)	The shares subject to the stock option vest over a four-year period, with 1/4th of the shares vested on May 3, 2011, and the remainder vesting in 36 equal monthly installments on the first day of each succeeding calendar month thereafter.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Executive Severance Agreements

Paul B. Nahi

On January 1, 2007, we entered into an offer letter with Mr. Nahi to serve as our President and Chief Executive Officer, on an at-will basis. The offer letter provided for an initial annual base salary of $60,000 per year, which has subsequently increased to the current amount of $455,000 per year. The letter indicates Mr. Nahi’s general eligibility for employee benefits, additional stock grants and long-term incentives. In June 2011, we entered into an executive severance agreement with Mr. Nahi (the “2011 Nahi Severance Agreement”) that provided for the payment of certain severance benefits to Mr. Nahi in the event of the termination of his employment. This agreement superseded the severance provisions contained in Mr. Nahi’s original offer letter.

In March 2013, the arrangements set forth in the 2011 Nahi Severance Agreement were superseded and replaced by the 2013 Severance Plan described below.

30.

Kris Sennesael

On September 17, 2012, we entered into an offer letter with Mr. Sennesael to serve as our Chief Financial Officer, on an at-will basis. The offer letter provided for an initial annual base salary of $300,000 per year, which has subsequently increased to the current amount of $328,000 per year. In addition, the letter provides for a signing bonus of $150,000, eligibility for an annual bonus, an initial stock option grant to purchase up to 150,000 shares of our common stock under the 2011 Incentive Plan and an grant of up to 150,000 RSUs. In September 2012, we also entered into an executive severance agreement with Mr. Sennesael (the “2012 Sennesael Severance Agreement”) that provided for the payment of severance benefits to Mr. Sennesael in the event of the termination of his employment following a change in control.

In March 2013, the arrangements set forth in the 2012 Sennesael Severance Agreement were superseded and replaced by the 2013 Severance Plan described below.

Jeff Loebbaka

On April 19, 2010, we entered into an offer letter with Mr. Loebbaka to serve as our Vice President of Worldwide Sales, on an at-will basis. The offer letter provided for an initial annual base salary of $225,000 per year, which has subsequently increased to the current amount of $315,000 per year. The letter also provided for a proposed initial stock option grant to purchase up to 244,182 shares of our common stock, subject to approval of our Board. The letter further provided for incentive compensation of up to $145,000 during Mr. Loebbaka’s first twelve months of employment based on completion of sales targets and reimbursement of up to $50,000 in qualified relocation expenses. The letter also indicates Mr. Loebbaka’s general eligibility for annual variable pay based on completion of performance objectives, stock option grants and long-term incentives. In June 2011, we entered into an executive severance agreement with Mr. Loebbaka (the “2011 Loebbaka Severance Agreement”) that provided for the payment of severance benefits to Mr. Loebbaka in the event of the termination of his employment following a change in control. This agreement superseded the severance provisions contained in Mr. Loebbaka’s original offer letter.

In March 2013, the arrangements set forth in the 2011 Loebbaka Severance Agreement were superseded and replaced by the 2013 Severance Plan described below.

Severance and Change in Control Benefit Plan

On March 2013, the Compensation Committee approved the Severance and Change in Control Benefit Plan (the “Severance Plan”) for executive officers and other key employees, including the Named Executive Officers. Upon acceptance by a participant, the Severance Plan superseded and replaced existing severance agreements, including those described above, that would otherwise apply to participants in the Severance Plan upon qualifying terminations of employment. The Compensation Committee has the authority to designate the participants in the Severance Plan and the level of benefits each such participant will be eligible to receive upon a qualifying termination of employment.

Under the Severance Plan, upon a termination of a participant’s employment by the Company without “cause” or the resignation by a participant for “good reason” (each, an “Involuntary Termination”), or upon an Involuntary Termination in connection with, or within 12 months following, a “change in control” (a “Change in Control Termination”), participants in the Severance Plan generally will be entitled to receive the following severance benefits:

•	a lump sum cash payment equal to the sum of (a) either 6, 9 or 12 months of the participant’s monthly base salary, and (b) a pro-rata portion of the participant’s target annual bonus calculated at 100% of target levels for the year of termination (the “Pro-rata Target Bonus”);

•	Company-paid COBRA premiums for continued health insurance for up to 6, 9 or 12 months;

•	in certain cases, accelerated vesting of all or a portion of the participant’s then-outstanding equity awards; and

•	an extended period of time to exercise any outstanding vested stock options (and other vested equity awards which carry a right to exercise) held by such participants as of the date of termination, which extended exercisability period will end upon the earlier of (a) one year following the date of termination and (b) the date on which the original term of such equity awards would otherwise expire.

31.

Receipt of the foregoing benefits is subject to the participant’s execution and non-revocation of a release of claims against Enphase and continued compliance with certain restrictive covenants.

The amount of cash severance, the duration of the COBRA payment period, and the percentage of accelerated vesting of equity awards, if any, varies based on the participant’s designation as a Tier I Participant, Tier II Participant or Tier III Participant and whether the termination is an Involuntary Termination or a Change in Control Termination, as set forth in the table below.

	Cash Severance(1)		COBRA Premiums		Accelerated Vesting of Equity Awards(2)
	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination
Paul B. Nahi	12 months	12 months	12 months	12 months	25%	100%
Kris Sennesael	6 months	9 months	6 months	9 months	None	100%
Jeff Loebbaka	6 months	9 months	6 months	9 months	None	100%

(1)	Participants are also entitled to receive the Pro-rata Target Bonus.
(2)	Participants also will have an extended period of time to exercise outstanding equity awards, as described in the fourth bullet above.

In addition, unless otherwise provided in an agreement between a participant and the Company, if any payments or benefits that a participant would receive in connection with a change in control of the Company would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will either be (1) provided to the participant in full or (2) reduced to such lesser amount that would result in no portion of such payments being subject to the excise tax, whichever amount after taking into account all applicable taxes, including the excise tax, would result in the participant’s receipt, on an after-tax basis, of the greatest amount of such payments.

For purposes of the Severance Plan, the following definitions apply:

“Cause,” as determined by the Board acting in good faith and based on information then known to it, means the participant’s: (i) refusal or failure to perform the participant’s material, lawful and appropriate duties; (ii) material violation of Company policy or any written agreement between the Company and the participant; (iii) repeated unexplained or unjustified absence from the Company; (iv) intentional or negligent misconduct; (v) conviction of, or the entering of a plea of nolo contendere with respect to, any felony or a crime involving moral turpitude; (vi) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the participant owes an obligation of non-disclosure as a result of the participant’s relationship with the Company; (vii) commitment of any act of fraud, embezzlement, misappropriation, dishonesty or breach of fiduciary duty against the Company that causes, or is likely to cause, material harm to the Company or its subsidiaries or is intended to result in substantial personal enrichment; or (viii) failure to cooperate with the Company in any investigation or formal proceeding, including any government investigation.

“Change in Control” means the occurrence of any of the following events:

•	any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or

•	any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or

•	the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or

32.

•	any “person” or “group” (as defined in the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding.

Notwithstanding the foregoing, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

“Good Reason” means, without the participant’s written consent: (i) a material reduction or material adverse change in job duties, responsibilities or authority inconsistent with the participant’s position with the Company; provided, however, that any such reduction or change after a Change in Control (or similar corporate transaction that does not constitute a Change in Control) shall not constitute Good Reason by virtue of the fact that the participant is performing similar duties and responsibilities in a larger organization; (ii) a material reduction of the participant’s then current base salary, representing a reduction of more than ten percent (10%) of the participant’s then current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction; (iii) a material reduction of the participant’s target bonus opportunity; provided, that an across-the-board reduction in the target bonus opportunities of all executive officers of the Company shall not constitute such a material reduction in target bonus opportunity; (iv) the relocation of the principal place for performance of the participant’s duties to the Company to a location more than fifty (50) miles from the Company’s then current location, which relocation is adverse to the participant, except for required travel on the Company’s business; (v) any material breach by the Company of the Severance Plan or any other written agreement between the Company and the participant; or (vi) the failure by any successor to the Company to assume the Severance Plan and any obligations under the Severance Plan; provided, that the participant gives written notice to the Company of the event forming the basis of the termination for Good Reason within sixty (60) days after the date on which the Company gives written notice to the participant of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of the participant’s written notice and the participant terminates his or her employment within thirty (30) days following the expiration of the cure period.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Cash Compensation Arrangements

In June 2011, our Board adopted a non-employee director compensation policy, which became effective for all of our non-employee directors upon our IPO. In March 2013, the Compensation Committee approved certain changes to director compensation, which changes became effective on January 1, 2013. Pursuant to the non-employee director compensation policy in effect since January 2013, each member of our Board who is not our employee and not affiliated with a venture capital fund who is an investor in the Company is eligible for the following cash compensation for Board services, as applicable:

Annual retainer Board member	$35,000

Additional retainer Audit Committee chair(1)	$18,000

Additional retainer Audit Committee member(2)	$8,000

Additional retainer Compensation Committee chair(1)	$12,000

Additional retainer Compensation Committee member(2)	$6,000

Additional retainer Nominating and Corporate Governance Committee chair(1)	$8,000

Additional retainer Nominating and Corporate Governance Committee member(2)	$3,000

Additional retainer Lead Independent Director	$20,000

(1)	Assumes five committee meetings per year, after which a $1,500 per meeting fee will apply.
(2)	Assumes five committee meetings per year, after which a $1,000 per meeting fee will apply.

33.

All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.

Equity Compensation Arrangements

Our non-employee director compensation policy provides that, upon election or appointment to our Board, each non-employee director will receive an initial stock option grant under our 2011 Plan with a target value of $120,000. The target value of the option grant is determined based on a trailing 30-day average closing stock price of our common stock as of the grant date using the Black-Scholes valuation model, with 25% of the shares vesting in four equal annual installments from the grant date, subject to the directors continuous service. In addition, on the date of each annual stockholders’ meeting, each non-employee director will automatically receive an option grant with a target value of $75,000 (determined in the same manner as described above) vesting over 12 months and the lead independent director will automatically receive an option grant with a target value of $20,000 vesting over 12 months. Both the initial and annual grants have an exercise price per share equal to the fair market value on the date of grant.

Director Compensation Table

The following table sets forth certain summary information for the year ended December 31, 2014 with respect to the compensation of our non-employee directors. Mr. Nahi, who is an employee and an executive officer, does not receive any additional compensation for serving on our Board or its committees.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Award(1) ($)	Total ($)

Neal Dempsey	—	72,730	72,730

Steven J. Gomo	73,000	92,123	165,123

Benjamin Kortlang	—	72,730	72,730

Jameson J. McJunkin	—	72,730	72,730

Richard Mora(2)	41,000	218,192	259,192

Robert Schwartz(3)	—	—	—

John H. Weber	55,000	72,730	127,730

Stoddard M. Wilson(4)	—	—	—

(1)

The dollar amounts in this column represent the grant date fair value of stock options granted in fiscal year 2014 calculated in accordance with applicable accounting standards relating to stock-based compensation excluding the effect of estimated forfeitures. For option awards, that amount is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For a discussion of the valuation methodology used, see Note 12—Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 4, 2015. These amounts do not necessarily correspond to the actual value realized from the option award. Furthemore, these amounts do not necessarily correspond to the target values of the option grants because the target values are determined based on a trailing 30-day average closing stock price of our common stock as of the grant date using the Black-Scholes valuation model.

(2)	Mr. Mora was appointed a director on February 13, 2014.

34.

(3)

Enphase has received letters from Third Point LLC and Mr. Schwartz providing that, so long as Mr. Schwartz remains an affiliate of Third Point LLC that Third Point LLC and Mr. Schwartz decline any equity compensation which Mr. Schwartz would otherwise be eligible to receive in connection with his service as a director of Enphase, unless and until instructed otherwise by Third Point LLC or Mr. Schwartz.

(4)	Mr. Wilson resigned as a member of our Board of Directors effective February 13, 2014, and did not receive any compensation in 2014 in connection with his service as a director of Enphase.

As of December 31, 2014, Messrs. Dempsey, Kortlang and McJunkin each held outstanding options to purchase 70,923 shares of our common stock, Mr. Gomo held outstanding options to purchase 116,290 shares of our common stock, Mr. Mora held outstanding options to purchase 57,913 shares of our common stock and Mr. Weber held outstanding options to purchase 51,560 shares of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since February 13, 2014, the Compensation Committee has been composed of three directors: Messrs. Mora, Schwartz, and Weber. From June 7, 2013 to February 13, 2014, the Compensation Committee was composed of three directors: Messrs. Schwartz, Weber, and Wilson. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR REVIEW OF RELATED PARTY TRANSACTIONS

In June 2011, our Board adopted an Amended and Restated Audit Committee Charter (the “Audit Committee Charter”), which became effective upon the execution of the underwriting agreement for our IPO. The Audit Committee Charter provides that the Audit Committee will review and approve all related party transactions. This review will cover any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.

CERTAIN TRANSACTIONS WITH OR INVOLVING RELATED PERSONS

The following is a summary of transactions since January 1, 2013 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this proxy statement.

Investors’ Rights Agreement

In connection with our preferred stock financings completed prior to 2012, we entered into an investors’ rights agreement with certain purchasers of our preferred stock, including the following stockholders, directors and executive officers:

Funds affiliated with Third Point LLC	Funds affiliated with Bay Partners
RockPort Capital Partners II, L.P.	Paul B. Nahi
Madrone Partners, L.P.	Raghuveer R. Belur
KPCB Holdings, Inc., as nominee	Martin Fornage
Applied Ventures, LLC	Robert Schwartz

35.

Pursuant to the investors’ rights agreement, these holders have the right to demand that we file a registration statement or request that the common stock issued upon conversion of our previously outstanding preferred stock and the common stock issuable upon the exercise of outstanding warrants to purchase common stock (which, in connection with our IPO, were converted from previously outstanding warrants to purchase our preferred stock), collectively, the registrable securities, be covered by a registration statement that we are otherwise filing. In the event that we propose to register any of our securities under the Securities Act of 1933, as amended (the “Securities Act”), either for our own account or for the account of other security holders, these holders are entitled to notice of our registration and are entitled to certain piggyback registration rights allowing the holders to include their registrable securities in such registration, subject to certain marketing and other limitations. Pursuant to the investors’ rights agreement, the holders of registrable securities have the right to require us to file a registration statement under the Securities Act in order to register the resale of their shares of registrable securities, provided that the registration meets certain thresholds. We may, in certain circumstances, defer such registrations. In an underwritten offering, the managing underwriter has the right, subject to specified conditions, to limit the number of registrable securities such holders may include.

Secondary Offering

On August 14, 2014, we entered into an underwriting agreement (the “Underwriting Agreement”) with Needham & Company, LLC, and certain stockholders of the Company named therein, some of whom were our directors or holders of more than 5% of our capital stock (collectively, the “Selling Stockholders”) in connection with a registered underwritten public offering of our common stock. Pursuant to the Underwriting Agreement, the Selling Stockholders sold an aggregate of 3,699,016 shares of common stock, at a price of $10.0269 per share. The price to the public in this offering was $10.50 per share. Below is a summary of shares of our common stock sold in the offering by participating directors and holders of more than 5% of our capital stock.

	Total Number of Shares Sold (#)	Total Value of Shares Sold ($)
Bay Partners XI, L.P.	298,467	2,992,698.77
Bay Partners XI Parallel Fund, L.P.	1,533	15,371.24
Third Point Partners Qualified L.P.	156,734	1,571,556.15
Third Point Partners L.P.	85,140	853,690.27
Third Point Offshore Master Fund L.P.	693,714	6,955,800.91
Third Point Ultra Master Fund L.P.	144,837	1,452,266.12
Third Point Reinsurance Company Ltd.	119,575	1,198,966.57
Rockport Capital Partners II, L.P.	400,000	4,010,760
Madrone Partners, L.P.	800,000	8,021,520
KPCB Holdings, Inc., as nominee	800,000	8,021,520
Robert Schwartz	8,291	83,133.03

Indemnification of Directors and Officers

Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of any of our directors for monetary damages resulting from breach of his fiduciary duty as a director.

Our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

36.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

Transactions with Affiliate Controlled Companies

In December 2011, we entered into sales transactions with two photovoltaic systems development companies that are majority owned by KPCB Holdings, Inc. (“KPCB”), as nominee (the “KPCB affiliated customers”). Benjamin Kortlang, a member of our Board, is a member of the board of directors of each of the KPCB affiliated customers, and serves as President of one of the KPCB affiliated customers. We recognized revenues of $0 and $2.7 million in sales to KPCB affiliated customers during the years ended December 31, 2014 and December 31, 2013, respectively.

In December 2012, we entered into an Installer Agreement with Solar Universe, Inc., an affiliate of RockPort Capital Partners, pursuant to which Solar Universe, Inc. purchased Enphase products for installation in photovoltaic systems. In October 2013, our Audit Committee ratified the Installer Agreement and approved an amendment to the Installer Agreement to extend the terms of such agreement. We recognized revenues of approximately $1.9 million in sales to Solar Universe, Inc. during each of the years ended December 31, 2014 and December 31, 2013.

37

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Enphase stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Enphase. Direct your written request to: Assistant Secretary, Enphase Energy, Inc., 1420 N. McDowell Blvd., Petaluma, CA 94954. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

38.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Paul B. Nahi

Paul B. Nahi
President and Chief Executive Officer

Petaluma, California

March 17, 2015

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Assistant Secretary, Enphase Energy, Inc., 1420 N. McDowell Blvd., Petaluma, CA 94954.

39.

ENPHASE ENERGY, INC. ASSISTANT SECRETARY 1420 N. MCDOWELL BLVD PETALUMA, CA 94954	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Pacific Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 P.M. Pacific Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH
AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees

01 Steven J. Gomo 02 Paul B. Nahi 03 John Howard Weber

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

ENPHASE ENERGY, INC. Annual

Meeting of Stockholders April 30,

2015 9:00 AM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint(s) Paul B. Nahi and Kris Sennesael, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENPHASE ENERGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 am, PDT on April 30, 2015 at Enphase Energy, Inc., 1420 N. McDowell Blvd., Petaluma, California 94954, and any adjournment or postponement thereof with discretionary authority as any other business that may properly come before the meeting.

This proxy, when properly executed, will both be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the nominees listed in item 1 and FOR item 2. If any other matters properly come before the meeting, the proxy holders named in this proxy will vote the shares in their discretion.

Continued and to be signed on reverse side